EXHIBIT 10.4

BARRETT BUSINESS SERVICES, INC.
SUMMARY OF COMPENSATION ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS

As of July 1, 2020, compensation arrangements for non-employee directors of Barrett Business Services, Inc. (the "Company"), continue to include an annual retainer of $60,000 ($100,000 for the Chairman of the Board) payable in cash in monthly installments.  Committee chairs receive an annual cash retainer, payable in monthly installments, as follows:  chair of Audit and Compliance Committee, $15,000; chair of Compensation Committee, $10,000; chair of Risk Management Committee, $10,000; and chair of Corporate Governance and Nominating Committee, $10,000.  Committee members receive an annual cash retainer, payable in monthly installments, as follows:  Audit and Compliance Committee, $7,500; Compensation Committee, $5,000; Risk Management Committee, $5,000; and Corporate Governance and Nominating Committee, $5,000.

In addition, each non-employee director as of July 1, 2020, received an award of restricted stock units ("RSUs") under the Company's 2020 Stock Incentive Plan.  The RSU awards had a grant date fair value of approximately $75,000 (based on the closing sale price of BBSI common stock on July 1, 2020, of $51.45).  The 2020 RSU awards will vest in full on July 1, 2021.